                            SCHEDULE 14A INFORMATION

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                                       -1-

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Notes:

                                             Filed by CrossWorlds Software, Inc.
                                                         Pursuant to Rule 14a-12
                                          of the Securities Exchange Act of 1934

                                     Subject Company: CrossWorlds Software, Inc.
                                                  Commission File No.: 000-29799

          On October 30, 2001, International Business Machines Corporation and CrossWorlds Software, Inc. announced that the two companies have entered into a definitive agreement for IBM to acquire CrossWorlds Software in a cash merger transaction for $4.65 per share, for a total transaction value of approximately $129 million. In addition, certain stockholders of CrossWorlds Software holding approximately 35% of the outstanding shares of CrossWorlds Software common stock have entered into a Stockholders Agreement with IBM agreeing to vote in favor of the merger and granting to IBM an option to acquire their shares of CrossWorlds Software common stock under certain circumstances. On October 30, 2001, IBM and CrossWorlds Software issued the following press release with respect to the merger:

IBM And CrossWorlds Sign Agreement for Sale Of CrossWorlds Business to IBM

Acquisition Strengthens IBM's WebSphere Integration Software Business

ARMONK, N.Y., & BURLINGAME, Calif.--(BUSINESS WIRE)--Oct. 30, 2001--IBM
(NYSE: IBM - news) and CrossWorlds Software, Inc. (NASDAQ: CWLD - news) today
       ---   ----                                          ----   ----
announced the two companies have entered into a definitive agreement for IBM to acquire CrossWorlds in a cash transaction valued at $129 million.

The acquisition further strengthens IBM's business in the fast-growing e-business infrastructure software segment, a key strategic priority for the company. IBM's WebSphere e-business infrastructure software revenue grew 75% year-to-year in the third quarter of 2001 -- the tenth consecutive quarter of double-digit growth. And MQSeries, IBM's integration software, grew 129% in the same time period.

According to IDC, software supporting the unique business-process integration requirements of specific industries, such as CrossWorlds' products, represents the fastest growing sub-segment of e-business infrastructure software with annual growth of 25%. IDC estimates the opportunity for this sub-segment will be $4 billion by 2005.

The acquisition extends the unparalleled breadth of IBM's portfolio of e-business infrastructure software, known as middleware. And it addresses a key customer need for solutions that include both application server and integration software.

CrossWorlds is a leading provider of software enabling companies to automate business processes that integrate multiple applications, such as those for managing customer relationships and supply chains as well as enterprise resource planning.

CrossWorlds' software, which supports open Internet standards such as J2EE and XML, also helps businesses integrate processes unique to individual industries such as the telecommunications, financial services and industrial sectors, improving the efficiency and productivity of internal operations as well as trading relationships.

Through a long-term partnership, CrossWorlds' software has been integrated over the last four years with WebSphere middleware products. For example, CrossWorlds has an OEM agreement with IBM for MQSeries and has added WebSphere Application Server software connectivity to its products.

CrossWorlds, based in Burlingame, California, has 350 employees and a broad group of customers, such as Caterpillar, Siemens and the Whirlpool Corporation. These customers use CrossWorlds and IBM WebSphere products as their e-business infrastructure.

"Our customers have two primary requirements for e-business infrastructure software -- managing high-volume transactions and the integration of business processes," said Steve Mills, senior vice president and group executive, IBM Software Group. "WebSphere helps 50,000 customers around the world manage billions of transactions per day while also integrating business processes. CrossWorlds increases our strength in integration software for a wide range of industries -- helping companies solve specific business-process integration problems across the range of integration points unique to their industry."

"We are very excited to have our leading solution become a key integration element within the WebSphere software platform," said Fred Amoroso, president and chief executive officer at CrossWorlds Software. "We believe the combination of CrossWorlds' leadership in business process integration, IBM's leadership in messaging integration and e-business infrastructure, and our shared commitment to customer dedication will create an unmatched value proposition within the industry."

Once the acquisition is completed, IBM will:
     . Integrate CrossWorlds' business operations and personnel into the existing IBM division responsible for business integration software, which is led by General Manager Ambuj Goyal;
     . Market and sell CrossWorlds' integration software products worldwide through an integrated IBM and CrossWorlds software sales force;
     . Extend investments in CrossWorlds products for current customers and ISVs; and
     . Expand the opportunity for implementation services and extend the current partnerships with leading global systems integrators (GSIs).

In addition, IBM Global Services will include services capability for CrossWorlds software in its worldwide Enterprise Application Integration practice.

The acquisition is subject to CrossWorlds shareholder and regulatory approvals, and is expected to close in the first quarter of 2002.

In connection with the merger, CrossWorlds Software will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF CROSSWORLDS SOFTWARE ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT CROSSWORLDS SOFTWARE, THE MERGER AND RELATED MATTERS. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting [Investor Relations], CrossWorlds Software, Inc., 577 Airport Boulevard, Burlingame, California 94010 (Telephone: (650) 685-9000). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by CrossWorlds Software and IBM with the Securities and Exchange Commission in connection with the merger at the SEC's web site at www.sec.gov.
-----------

In addition to the proxy statement, IBM and CrossWorlds Software file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by IBM and CrossWorlds Software at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

CrossWorlds Software, IBM and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of CrossWorlds Software's stockholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options or shares of CrossWorlds Software stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by CrossWorlds Software with the SEC.

This report may contain projections or other forward-looking statements regarding future events or the future financial performance of IBM and CrossWorlds Software. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including without limitation, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in the current filings with the SEC of both IBM and CrossWorlds Software, including their most recent filings on Forms 10-K, for a discussion of these and other important risk factors concerning and their respective operations.


Contact:


IBM Media Relations
Tim Breuer
914/766-1711
breuer@us.ibm.com
-----------------

or

CrossWorlds Media Relations
Julia Hughes
650/685-5778
julia.hughes@crossworlds.com
----------------------------

         On October 30, 2001, CrossWorlds Software delivered the following letter to its employees with respect to the merger:

Dear CrossWorlds Colleague:

We are very excited to tell you that today IBM announced a definitive agreement to acquire CrossWorlds Software. With that, we would like to share some thoughts on the enormous opportunity that lies ahead of us.

CrossWorlds' leadership in business process integration technology, along with IBM's brand recognition and channel reach in the marketplace, makes for a winning combination. CrossWorlds' reputation as a company priding itself on technology excellence and customer commitment is extremely important to IBM's goal of extending its leadership position in the middleware sector. IBM has industry-leading middleware products, brand loyalty, partner channels and a dedicated sales team currently numbering 8,000 worldwide -- all resources that will complement CrossWorlds' strengths.

IBM and CrossWorlds share a common culture and value for people and technology. Like IBM, CrossWorlds has developed a customer-centric culture that's focused on long-term relationships, support of production applications and a strong commitment to win.

We also share some of the same customers, including Whirlpool, Caterpillar and Siemens. IBM is committed to protecting the investment of our common customers. At the same time, all CrossWorlds customers will have the financial backing and market reach of IBM to protect their business process integration investment. And as business partners for the past four years, CrossWorlds and IBM have established a strong connection that should make for an easy transition once the deal closes.

From a timing standpoint, we anticipate that the CrossWorlds acquisition will close early in 2002. Once the acquisition is complete, we will do everything possible to work with you, our customers, and partners.

Rob Lamb, the transition executive managing the integration, along with a leadership team of IBM and CrossWorlds executives, will help you in the transition from CrossWorlds to IBM. We've also created an extranet site as a way to introduce you to IBM. It will help inform you on issues like employee benefits, the marketplace, the latest news, earnings reports, etc. See below for details.

IBM and CrossWorlds are impressive as separate entities. With our complementary business integration technology, together, we have the ability to reach great heights in this high-growth sector.

Sincerely,

/s/ Fred Amoroso                    /s/ Ambuj Goyal

Fred Amoroso                        Ambuj Goyal
President & CEO                     General Manager
CrossWorlds Software, Inc.          Solutions and Strategy
                                    IBM Software Group


IBM/CrossWorlds Extranet
URL: http://www.ibm.com/welcome/Duke
ID: newse
Password: jup5iter

In connection with the merger, CrossWorlds Software will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF CROSSWORLDS SOFTWARE ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL

CONTAIN IMPORTANT INFORMATION ABOUT CROSSWORLDS SOFTWARE, THE MERGER AND RELATED MATTERS. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, CrossWorlds Software, Inc., 577 Airport Boulevard, Burlingame, California 94010,
Telephone: (650) 685-9000. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by CrossWorlds Software and IBM with the Securities and Exchange Commission in connection with the merger at the SEC's web site at www.sec.gov.

In addition to the proxy statement, IBM and CrossWorlds Software file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by IBM and CrossWorlds Software at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

CrossWorlds Software, IBM and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of CrossWorlds Software's stockholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options or shares of CrossWorlds Software stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by CrossWorlds Software with the SEC.

         On October 30, 2001, CrossWorlds Software held a conference call discussing, in part, the merger, the script for which is as follows:

October 30, 2001

Operator opening, then to James

James Budge
-----------

         Thank you Operator. Good afternoon and thank you everyone for joining us today to discuss CrossWorlds Software's third quarter results. You should have all seen a copy of today's press release. If for some reason you have not, please contact Jan Davis with CrossWorlds at (650) 685-9029 and she will fax a copy over right away.

         With me today is Fred Amoroso, President & CEO. Given the CrossWorlds and IBM announcement this morning, this call will proceed slightly different than past quarters. Fred and I will begin the call with a summary of our third quarter and then Fred will comment on the acquisition announcement this morning. At the end of our prepared remarks, we will open up the lines for any questions you might have.

         Before we begin, let me remind you that various remarks CrossWorlds may make during this presentation are forward looking statements as defined under the securities laws. As these remarks involve risks and uncertainties, statements we make in this presentation concerning trends or outlooks in the financial results, markets for CrossWorlds products and statements that include the words "may," "will," "believe," "anticipate," and similar expressions constitute forward looking statements. Actual results could differ materially from these forward looking statements due to many factors including those risk factors set forth in CrossWorlds 10-Q report filed with the SEC on August 13, 2001.

         As a portion of this call will be devoted to a discussion of the Company's proposed acquisition by IBM, we wanted you to be aware that in connection with the merger, CrossWorlds Software will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF CROSSWORLDS SOFTWARE ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT

CROSSWORLDS SOFTWARE, THE MERGER AND RELATED MATTERS. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations at CrossWorlds, and Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by CrossWorlds Software and IBM with the Securities and Exchange Commission in connection with the merger at the SEC's web site at www.sec.gov.
                                                                  -----------

         In addition to the proxy statement, IBM and CrossWorlds Software file periodic reports and other information with the SEC, which are available at the SEC's web site. You may also read and copy any reports, statements and other information filed by IBM and CrossWorlds Software at the SEC public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.

         CrossWorlds Software, IBM and their respective members of management and other employees may be deemed to be participants in the solicitation of proxies of CrossWorlds Software's stockholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options or shares of CrossWorlds Software stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by CrossWorlds Software with the SEC.

         At this time, I would like to turn the call over to Fred.

Fred Amoroso
------------

         Thank you James and let me add my welcome to the CrossWorlds Q3 earnings call.

         As James mentioned, and I'm sure as you are already aware, earlier this morning, CrossWorlds and IBM announced that we have entered into a definitive agreement for IBM to acquire CrossWorlds in a cash transaction valued at $XXX. Before I address that, I'd like to comment on our Q3 results.

         I am very proud of our results in Q3 as once again, and for the 6/th/ consecutive quarter, we have delivered financial results which exceeded expectations. Our revenues for the quarter were $21.7 million, our largest ever, representing a 44% increase over the third quarter of 2000. Our license revenues were up 62% year-to-year in the quarter. Our gross margins improved to 68%, up 15 percent over Q3 2000 and our operating expenses were $13.9 million, significantly lower than Q3 2000 as we continue to benefit from early management actions to right-size our company. As a result of increased revenues, improved margins and continued management discipline on expense, I am excited to announce that we have achieved pro-forma profitability, one quarter ahead of plan. Our net profit was $873 thousand or 3 cents per share, excluding non-cash charges. Because of a number of factors, including the tragedy of September 11/th/, we had weakness in bookings in Q3, which will be discussed later.

     At this point, I would like to turn the call back over to James for a further discussion of our Q3 financials.

James Budge
-----------

     Thank you Fred. As Fred indicated, total revenues for the third quarter were $21.7 million, a 44% increase over the revenues recorded for the third quarter of 2000. Gross margins increased to 68% for the third quarter compared to 53% the same quarter a year ago and 62% in the second quarter of 2001. Our license revenues were $10.6 million for the third quarter of 2001, a 62% increase over the same period in 2000 and a 51% increase over the prior quarter. Our services, maintenance and other revenues were $11.1 million, an increase of 31% over the third quarter of 2000.

         Gross margins for the company continued to exceed 60% with third quarter gross margins coming in at 68%, our highest quarter yet, 15 percentage points higher than our third quarter 2000 gross margin of 53%, and 6 percentage points higher than the second quarter of 2001. Product license margins were 98%, which was consistent with previous quarters. Our service, training and maintenance margins were 39% in the third quarter of 2001, up from 19% in the same period last year and in line with our projections.

         Total operating expenses, net of amortization of deferred stock-based compensation and restructuring charges were $13.9 million, a decrease of $2 million from the same quarter in 2000 and consistent with our operating expenses in the second quarter of 2001. These net operating expenses as a percentage of total revenue decreased by 5 percentage points compared to Q2 and 42 percentage points compared to the third quarter of 2000. Restructuring charges in Q3 related to unutilized office space.

         Other income was $42 thousand for the third quarter, a slight decrease from Q2 as a result of reduced interest rates and lower cash balances.

         We are pleased to report what is probably our most significant achievement this quarter which is that we reached pro forma profitability, one quarter ahead of plan. Our Q3 pro forma net profit was $873 thousand or 3 cents per share excluding non-cash charges. This compares favorably with the pro forma net loss of $7.3 million or 28 cents per share in the third quarter of 2000, excluding these same types of non-cash charges, and with the pro forma net loss of $1.2 million or 5 cents per share in the second quarter of 2001.

         Now to the Balance Sheet: Cash and short-term investments ended at
                    -------------
$22.1 million, or a cash burn of $2.5 million for the quarter. As you will recall, we had forecast a cash spend of $5-6 million in the quarter so we are pleased with our ability to overachieve our cash goals. We had no write offs of receivables during the quarter and we believe our receivable reserves are sufficient. We continue to reduce our debt balance which at the end of September, was less than $2 million compared to $3.7 million at the end of 2000.

         Our deferred revenue balance at quarter end was $11.3 million. In Q3, we experienced some accounts where up front software revenue recognition was appropriate and as a result the license revenues recognized in Q3 were a hybrid of revenues recognized on a percentage completion basis from projects where we remain critical to the implementation, and revenues coming from upfront revenue recognition where other organizations external to CrossWorlds are successfully deploying our product. This hybrid recognition approach combined with some delays in customer purchase decisions at quarter end, resulted in the decline in our deferred revenue balance. I would point out that this hybrid revenue recognition approach in Q3 is a natural progression of our moving to a channel driven strategy as evidenced by the relationships we have signed with FileNet and more recently PwC Consulting.

         Given the CrossWorlds and IBM announcement, we will not be providing forward looking guidance on this call today.

In closing, I would like to thank all of the listeners that have followed the CrossWorlds story since before, during and after our public offering in June 2000. I thank you for your interest in CrossWorlds and for the support that you have provided to us. We have enjoyed getting to know many of you and we hope that our paths will continue to cross in the future. I am very proud of the Company and am especially pleased that we have met and exceeded each of our financial projections every quarter that we have been a public Company. To be the only Company in the business integration space with a pro forma operating profit this past quarter, even during these tough economic times, is a significant achievement and I applaud the entire CrossWorlds employee base for their focus on the fundamentals of the business to bring us to this point. I am personally excited by the opportunities and rewards that this merger with IBM will bring to the market.

         And with that, I'd like to turn the time back over to Fred for some additional comments before we open the call up to questions.

Fred Amoroso
------------

         Thank you James.

I am also very excited about the merger with IBM as it represents a logical next step for CrossWorlds and provides excellent opportunity for all of the CrossWorlds key stakeholders - our shareholders, our customers, our alliance partners and our employees.

         For our shareholders, this transaction represents a substantial premium over our stock price prior to the announcement and over the past several months. For our customers, we believe the combination of CrossWorlds leadership in business process integration and IBM's market leading position in providing middleware software will represent the most complete, end-to-end, eBusiness infrastructure in the industry. The fact that we've been technology partners for over 4 years also enhances the value as the technology is working in an integrated fashion today and customers will be able to rapidly take advantage of our combined platform.

         For our alliance partners, CrossWorlds global systems integrators will benefit as the merger represents expanded opportunity through partnering with the leading solution in this space, as they will no longer have to integrate the integration components and app server components. The combined infrastructure assets of CrossWorlds and IBM provides for a more complete and cohesive solution that allows SI's to more quickly develop, modify and implement solutions for their customers.

         For application software vendors, many of which rely on IBM today for their eBusiness infrastructure components, they will now be able to take advantage of the CrossWorlds process integration capabilities as a part of this broadened infrastructure platform. Moreover, for CrossWorlds employees, this merger is both recognition of the value of the products we have developed and the passion with which we both sell and support our customers. We've built a culture based on ensuring our customers success at CrossWorlds and this culture fits very well with that of IBM.

         I believe it also important to understand our motivation for joining IBM. There are two trends that are developing that will fundamentally change the EAI marketplace. The first, technical, relates to the rapid developments of J2EE and how those design standards are heralding the convergence of the application server and the integration server. This is why CrossWorlds was very aggressive in developing J2EE capability and further, supporting integration services and web services. Because our software is written in Java, we are very well positioned among all EAI software vendors, as Forrester Research has recently stated.

         The second trend relates to marketplace developments. Since my very beginning at CrossWorlds about two years ago now, we positioned our product as a broad-based enterprise solution, not a point-to-point implementation more generally deployed in isolated projects. In fact, we built the entire company culture around customer service, strong education and training, outstanding consulting services and a strong team of people, passionate about what they do. In short it is a culture framed around customer value, execution and teamwork. It not only made CrossWorlds a great place to work, but gave us great pleasure in providing value to our customers. As we extended our solution deeper and deeper into the customers infrastructure, not only did many of them repurchase CrossWorlds products on a reasonably periodic basis, but it became very clear that we were the major component in a company's application infrastructure. It was very clear to us that the major software providers would be driven to be in this space. So at CrossWorlds we decided our strategy was to leverage the assets and value of what we created, to a company that shared the same vision, passion and excitement about the capability we brought to our customers. After a number of discussions, it became very clear to us that this was IBM. As Websphere evolves to be the enterprise server of choice for customers, it is the most comprehensive solution in the marketplace today - one that provides significant technology benefits and now through our business process integration capability
- significant business benefits.

         So, in summary, this is a very exciting announcement, and is a win-win all around. IBM deepens and strengthens its SW infrastructure portfolio and the capabilities that we've built here at CrossWorlds now get the benefit of being combined with those of IBM, both from a technology and a go-to-market perspective.

         Lastly, I also want to add my comments to James. It has been a pleasure to meet and work with all of you. We've had many discussions on the technology and the market. I want to thank you for your support.

         I would like to save my most significant appreciation for those individuals who have made all of this a success, and that is our people - The CrossWorlds Team. I have never had the pleasure of working with a harder working, more passionate, skilled and committed group of professionals in my career. It has truly been a pleasure for me to lead them. I thank each and everyone for their support.

         At this point I would like to turn the call back to the operator for any questions you may have.